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                                                                     EXHIBIT 2.2

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


                 THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "First Amendment") has been entered into this 26th day of July, 1996, by and among Rolls-Royce North America Inc., a Delaware corporation ("RRNA"), Rolls-Royce Acquisition Corp., a Delaware corporation ("Buyer"), U.S. Turbine Corp., a Nevada corporation ("Seller"), and Powell Industries, Inc., a Nevada corporation and the sole shareholder of Seller ("Shareholder").

                                    Recitals

                 1. The parties have entered into an Asset Purchase Agreement, dated June 20, 1996 (the "Original Agreement"), whereby Buyer has agreed to purchase, and Seller has agreed to sell, substantially all of the assets of Seller's business.

                 2. The parties wish to amend the Original Agreement as set forth herein.

                 3. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Original Agreement.

                                   Agreement

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Original Agreement, the parties agree that the Original Agreement is hereby amended as follows:

                 1. Section 1.2(b)(ii)(E) is hereby amended and restated in its entirety as follows:

         "(E) each of the Contracts listed or described on Schedule 1.2(b) attached hereto;"

                 2. Schedule 1.2(b), in the form attached hereto, shall be deemed to be a part of the Original Agreement from and as of the date of execution of the Original Agreement.

                 3. A new Section 4.28 is hereby added to the Original Agreement, which Section 4.28 shall read as follows:

                 "SECTION 4.28. Subcontracting Services. The parties shall enter into a subcontract as of the Closing Date in the form attached hereto as Exhibit 4.28A (the "Subcontract"), pursuant to which Buyer shall perform services as a subcontractor to Seller under the Contracts listed or described in Schedule 3.1(bb). Until the fifth anniversary following completion of all services to be performed by Buyer under the Subcontract, Seller shall maintain in effect (and shall remain current in payment of all premiums with respect to) general liability, excess liability and excess umbrella liability insurance
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         policies which insure the risks described, and with the aggregate limit not lower than that specified, on Exhibit 4.28B attached hereto, and such policies shall also cover services rendered to customers by or on behalf of Seller before or after the Closing Date. All such policies shall name Buyer as an additional named insured."

                 4. Exhibits 4.28A and 4.28B, in the forms attached hereto, shall be deemed to be a part of the Original Agreement from and as of the date of execution of the Original Agreement.

                 5. New subsections 7.1(f) and 7.1(g) are hereby added to the Original Agreement, which subsections 7.1(f) and 7.1(g) shall read as follows, and the current subsection 7.1(f) is hereby redesignated as subsection 7.1(h):

                 "(f) Any liabilities or obligations for special, indirect, incidental, consequential or similar Damages arising out of or in connection with the Subcontract or any contract, agreement, warranty obligation or other commitment of any type of Seller (including, without limitation, original equipment sales or service contracts, maintenance contracts, aftermarket contracts, customer service or supply contracts or engineering services agreements), INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES THAT MAY BE INCURRED IN CONNECTION WITH OR AS A RESULT OF ANY NEGLIGENCE ON THE PART OF BUYER OR ANY OTHER INDEMNIFIED PARTY;

                 (g) Any liabilities or obligations for special, indirect, incidental, consequential or similar Damages arising out of or in connection with the Subcontract or any contract, agreement, warranty obligation or other commitment of any type of Seller (including, without limitation, original equipment sales or service contracts, maintenance contracts, aftermarket contracts, customer service or supply contracts or engineering services agreements), INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES THAT MAY BE INCURRED IN CONNECTION WITH OR AS A RESULT OF ANY RECKLESSNESS ON THE PART OF BUYER OR ANY OTHER INDEMNIFIED PARTY; and"

                 6. A new clause (iv) is hereby added to Section 7.3(d) of the Original Agreement, which clause (iv) shall read as follows:

         ", or (iv) any Damages described in subsection 7.1(f) or 7.1(g)."

                 7. A new Section 3.1(bb) is hereby added to the Original Agreement, which Section 3.1(bb) shall read as follows:



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                 "(bb)  Consequential Losses.  Schedule 3.1(bb) sets forth a true and complete listing and description of all contracts, agreements, warranty obligations or other commitments of any type of Seller (including, without limitation, original equipment sales or service contracts, maintenance contracts, aftermarket contracts, customer service or supply contracts or engineering services agreements) which do not specifically exclude liability or obligation on the part of Seller for special, indirect, incidental, consequential or similar losses, liabilities, claims, damages or expenses."

                 8. Schedule 3.1(bb), in the form attached hereto, shall be deemed to be part of the Original Agreement from and as of the date of execution of the Original Agreement.

                 9. Section 1.6 of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "SECTION 1.6. Allocation of Purchase Price. $50,000 of the aggregate consideration payable by Buyer hereunder shall be allocated to the covenant not to compete set forth in Section 4.15. The remainder of the aggregate consideration payable by Buyer hereunder shall be allocated for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, in accordance with the fair market values of the respective Sale Assets. Buyer and Seller hereby agree, subject to the requirements of Section 1060 of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, to report consistently, in any tax return completed or filed by any of them, the sale of the Sale Assets pursuant to this Agreement in accordance with such allocation."

                 10. Exhibit A to the Original Agreement is hereby amended as follows:

                 (a) A new subsection 2.3(c) shall be added which shall read as follows:

         "The assets shown on Schedule 3.1(j) as acquired in April 1984 were revalued in April 1984 by Seller. For the purposes of calculating the net book value of these assets, the acquired book value as set forth on Schedule 3.1(j) will be deemed the actual cost, which will be depreciated in accordance with Section 2.2 above."

                 (b) A new subsection 2.3(d) shall be added which shall read as follows:





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         "The Stated Value of the Owned Property shall not exceed  One Hundred
         Fifty Two Thousand Dollars ($152,000)."

                 (c) The first paragraph of Section 3.2 shall be amended and restated in its entirety to read as follows:

         "Inventories are stated at the lower of cost or market value where cost includes direct costs i.e., actual material cost only plus duty and freight where applicable. Inventory provisions will be made where applicable in order to reduce the value of inventories to the lower of cost or market value. The inventory provisions will include, but not be limited to, the following:"

                 (d) The provision relating to "Production Inventory" in the table in Section 3.2 shall be amended and restated in its entirety to read as follows:

         "100% provision against items deemed not usable in the foreseeable future in the ordinary course of Seller's business."

                 (e) The provision associated with "Raw material inventory" in the table in Section 3.2 shall be amended and restated to read in its entirety as follows:

         "100% provision against items considered to be inactive in the ordinary course of Seller's business."

                 (f) The first sentence following the table in Section 3.2 shall be amended and restated to read in its entirety as follows:

         "All parts that have been damaged, declared not saleable or technologically obsolete will have such provisions made as are necessary to value such items at the lower of cost or net realizable value."

                 11. The Owned Property shall be included in the Sale Assets and shall not constitute part of the Excluded Assets.

                 12. A new Section 4.29 is hereby added to the Original Agreement, which Section 4.29 shall read as follows:

                 "SECTION 4.29. Deferred Maintenance. Buyer has entered into a letter agreement with American Real Estate Holdings Limited Partnership ("AREHLP") pursuant to which Buyer has agreed to undertake certain repairs with respect to the Leased Property included in the Maineville Real Estate in accordance with the property inspection





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         report prepared by Don Schwartz, dated June 26, 1996, a copy of which previously has been provided to Seller and Shareholder (the "Report"). Seller and Shareholder, jointly and severally, agree to reimburse Buyer promptly (and, in any event, within fifteen (15) days of receipt of a request therefor) for fifty percent (50%) of any and all costs incurred by Buyer in respect of performing or causing to be performed the repairs or deferred maintenance items listed in the Report; provided, however, that the maximum amount of reimbursement Seller and/or Shareholder shall be required to provide hereunder shall be Fifty-Five Thousand Dollars ($55,000). Such costs incurred by Buyer shall be adequately supported by Buyer's itemized list of same. To the extent repairs are made by a third party or materials are purchased specifically for the purpose of such repairs from a third party, copies of all such third party invoices or receipts shall accompany such itemized list. To the extent that repairs are made by Buyer, Buyer shall include with such itemized list a general description of the work performed, the costs incurred and the manner of calculation thereof. However, if any contractor is hired to perform both repairs covered by the Report and other work not covered by the Report, Buyer shall require such contractor either to submit separate invoices or an invoice itemized in sufficient detail to permit segregation of such items."

                 13. A new Section 4.30 is hereby added to the Original Agreement, which Section 4.30 shall read as follows:

                 "SECTION 4.30. Performance of Obligations Under Lease. As of the Closing Date, Buyer will become the assignee of the Agreement of Lease, dated June 7, 1979, between Penske Power Systems, Inc., f/k/a Turbine Power Systems Co. and American Property Investors IX, which Agreement of Lease shall have been amended by the Amendment of Lease by and between AREHLP, as successor to American Property Investors IX, and Buyer (as amended, the "Lease"). Buyer covenants and agrees with Seller that it will perform its obligations under the Lease."

                 14. A new Section 4.31 is hereby added to the Original Agreement, which Section 4.31 shall read as follows:

                 "SECTION 4.31. AREHLP Legal Fees. As a condition to consenting to the assignment and amendment of the Lease, AREHLP has demanded that the legal fees of its counsel, McCarthy, Fingar, Donovan, Drazen & Smith, be paid by Buyer and/or Seller. Buyer and Seller each agree to pay one-half ( 1/2) of such legal fees up to a maximum of





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         Four Thousand Dollars ($4,000) to be payable by each party.  The parties agree that any party that pays such legal fees shall be entitled to reimbursement from the other for the pro rata share of such other party, which reimbursement will be made immediately upon request therefor."

                 15.      The following language shall be added to the end of
Section 7.2(c):

         "and any liabilities arising from the termination of any of the Consulting Agreements listed or described on Schedule 3.1(n)(i)."

                 16. Except as expressly set forth herein, the Original Agreement shall not be amended, modified or revised and shall continue in full force and effect in accordance with the terms and provisions set forth therein.

                 17. In the event of any irreconcilable inconsistency between the terms of the Original Agreement and this First Amendment, the terms of this First Amendment shall control.





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                 IN WITNESS WHEREOF, the parties have caused this First
Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


ROLLS-ROYCE ACQUISITION CORP.              ROLLS-ROYCE NORTH AMERICA, INC.


By: ________________________               By: ___________________________

Printed: ___________________               Printed:_______________________

Title: _____________________               Title: ________________________


U.S. TURBINE CORP.                         POWELL INDUSTRIES, INC.


By:_________________________               By:____________________________

Printed:____________________               Printed:_______________________

Title:______________________               Title:_________________________





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                                SCHEDULE 1.2(B)

                         Additional Excluded Contracts



1. All Contracts (as defined in the Asset Purchase Agreement) listed or described on Schedule 3.1(bb).

2.       Contracts with Stockholders listed on Schedule 3.1(n)(iii).

3.       Guaranties listed on Schedule 3.1(n)(iv).

4.       Powers of Attorney listed on Schedule 3.1(n)(v).

5. Canadian Chamber of Commerce Group Medical Contract, Aetna Life Insurance Group 401(k) Plan Contract, and Retiree Medical Plan, each of which is listed on Schedule 3.1(n)(x).

6. Agency/Representative Contract for Eastern Europe with Business Development Corp. listed on Schedule 3.1(n)(xv).

7.       License Agreement with International Power Technology, Inc. listed on
         Schedule 3.1(n)(xvi) and described on Schedule 3.1(l).

8.       The Consulting Agreements listed or described on Schedule 3.1(n)(i).





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